Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Reynolds American board declares quarterly cash dividend;
Elects new director
WINSTON-SALEM, N.C. — Dec. 4, 2008 — The board of directors of Reynolds American Inc. (NYSE: RAI) today declared a quarterly cash dividend on the company’s common stock of $0.85 per share ($3.40 per share annualized). The dividend will be payable on Jan. 2, 2009, to shareholders of record on Dec. 15, 2008.
This is the 18th consecutive quarterly cash dividend that Reynolds American has declared since it became a publicly traded company on July 30, 2004. RAI’s policy is to return about 75 percent of the company’s current-year net income to shareholders in the form of dividends.
Also during today’s meeting, Nicandro Durante was elected to serve on the RAI board as a designee of Brown & Williamson Holdings, Inc. (B&W). Durante, the current chief operating officer of British American Tobacco p.l.c. (BAT), succeeds Antonio Monteiro de Castro, the recently retired chief operating officer of BAT, who resigned from the board today. Through its B&W indirect subsidiary, BAT is RAI’s largest shareholder, with an ownership interest of about 42 percent. With Durante succeeding Monteiro de Castro, the RAI board will continue to have 13 members, including five B&W designees.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood
Company, LLC; Santa Fe Natural Tobacco Company, Inc; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Kool, Pall Mall, Winston and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	R.J. Reynolds Global Products, Inc., directly or through others, manufactures, sells and/or distributes American-blend cigarettes, including Natural American Spirit, and other tobacco products to a variety of customers in selected markets outside the United States.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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